Exhibit 10.13

DATED	7 September 2016

(1)             MOTIF BIO PLC

(2)             AMPHION INNOVATIONS US, INC.

A CONSULTANCY AGREEMENT

Reed Smith LLP The Broadgate Tower 20 Primrose Street London EC2A 2RS Phone: +44 (0) 20 3116 3000 Fax: +44 (0) 20 3116 3999 DX1066 City / DX18 London r e e d s m i t h . c o m

ADVISORY AND CONSULTANCY AGREEMENT dated 7 September 2016

BETWEEN:

(1)                                MOTIF BIO PLC a company registered in the England and Wales under company number 09320890 and whose registered office is at One Tudor Court, London, EC4Y 0AH (‘Motif’); and

(2)                                AMPHION INNOVATIONS US, INC. a corporation incorporated in the US state of Delaware with corporation number 4018201 and having its registered office at 2711 Centerville Rd Suite 400, Wilmington, Newcastle, DE 19808 (‘Amphion’),

(together the ‘Parties’ and each a ‘Party’).

1.                                      INTRODUCTION AND INTERPRETATION

1.1                              Motif is a member of a group involved in drug discovery and development which, following the U.S. Offering (as defined below), will require advisory and consultancy services in relation to its obligations as a NASDAQ listed company.

1.2                              Amphion is willing and able to provide such advisory and consulting services to Motif.

1.3                              Motif wishes Amphion to provide the Services to Motif on the terms and conditions set out in this Agreement and Amphion agrees to provide the Services on those terms and conditions.

2.                                     INTERPRETATION

2.1                              In this Agreement, unless the context otherwise requires:

‘ADSs’ means the American Depositary Shares, consisting of a fixed number of Ordinary Shares or a right to receive a fixed number of Ordinary Shares, registered and issued by the Bank of New York Mellon;

‘AIM’ means the market of that name as currently operated by the London Stock Exchange plc;

‘Amphion Staff’ shall have the meaning ascribed to the term in clause 6.1;

‘Business Day’ means a day other than Saturday or Sunday or a public holiday during which banks in New York are open for business generally;

‘Commencement Date’ means the date on which the closing of the U.S. Offering occurs;

‘Confidential Information’ means all information, details and data of any kind in connection with any business or finances of Motif or any member of the Motif Group, including (without prejudice to the generality of the foregoing) information contained in any business plan, information in respect of the management, financial, marketing, business and commercial systems, computer software and systems, clients, customers and suppliers, development, staffing, resources, research, intellectual property and other rights, and any arrangements or affairs of Motif or any Motif Group Company or its or their clients or customers or suppliers being confidential to Motif or any member of the Motif Group and which Amphion shall have gained knowledge in the course of or in connection with the provision of the Services under this Agreement, including (without limitation) all information and trade secrets that Amphion or any Amphion Staff creates, develops or obtains in connection with the provision of the Services, whether or not such information is marked or otherwise identified as being confidential;

‘Expenses’ means any extraordinary expenses which Amphion properly and reasonably incurred in the course of providing the Services under this Agreement;

‘Fee’ means the fee set out in clause 5.1;

‘Motif Group’ means Motif and any holding company and any subsidiary company (from time to time) of Motif (wherever incorporated or established) and any subsidiary of any such holding company, and “Motif Group Company” shall be construed accordingly.  The expressions “holding company” and “subsidiary” in relation to a supplier mean a “holding company” and “subsidiary” as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of: (a) another person (or its nominee), whether by way of security or in connection with the taking of security; or (b) its nominee;

‘Ordinary Shares’ means the ordinary shares of one penny each in the share capital of Motif;

‘Permitted Use’ shall have the meaning as set out in clause 6.2;

‘Services’ means the services to be provided by Amphion as specified in the Schedule to this Agreement; and

‘U.S. Offering’ means a U.S. underwritten registered public offering by Motif of ADS, and/or such other securities of Motif as may be determined by Motif, which results in aggregate cash proceeds to Motif of at least US$20 million, and the securities so offered being listed on NASDAQ.

2.2                              The headings in this Agreement are for convenience only and shall not affect its interpretation.

2.3                              A ‘person’ shall include any company, corporation, firm, partnership, joint venture, unincorporated association, organisation or trust (in each case whether or not having separate legal personality) and references to any of the same shall include a reference to each of them.

2.4                              Words importing one gender shall include the other gender.

2.5                              Any reference to a statutory provision is a reference to that provision as for the time being re-enacted, amended, modified or extended.

3.                                     COMMENCEMENT

This Agreement shall commence on the Commencement Date.

4.                                     OBLIGATIONS OF AMPHION

4.1                              Subject to this clause 4, Amphion shall provide the Services to Motif at such times and locations as Motif may reasonably require.

4.2                              The Parties agree and acknowledge that:

4.2.1                     the Services provided hereunder are to be provided on a part-time basis as agreed between the Parties and subject to Amphion’s reasonable availability;

4.2.2                     Amphion’s engagement is on a non-exclusive basis hence Amphion may engage in other business activities during the term of this Agreement; and

4.2.3                     Motif may engage other consultants to render services of a similar nature to those being rendered by Amphion pursuant to this Agreement.

4.3                              All decisions with respect to the services rendered by or consultations arranged with Amphion pursuant to this Agreement will be made by Motif, and there shall be no liability on the part of Amphion in respect thereof.

5.                                     FEES AND EXPENSES

5.1                              The parties have agreed that as consideration for the provision of the Services, Amphion shall be entitled to receive a fee at a rate of US$15,500 per month (the ‘Fee’), in accordance with clause 5.2 below.

5.2                               The Fee detailed in clause 5.1 above shall be paid monthly in advance and shall be paid on the first day of each calendar month, beginning with the first month following the month in which the Commencement Date occurs; provided, however, that the first payment made to Holder hereunder shall consist of the monthly Fee detailed in clause 5.1.2 plus a pro rata portion of the monthly Fee for the preceding month in which the Commencement Date occurs based upon the number of calendar days in such month following the Commencement Date.

5.3                              In addition, Amphion shall be entitled to be reimbursed by Motif for any Expenses incurred by Amphion in performing services under this Agreement. All Expenses must be expressly agreed with Motif in writing before being incurred.

5.4                              Amphion shall submit invoices to Motif: (i) for any Fees payable under clause 5.1; and (ii) for any Expenses payable under clause 5.3, at monthly intervals on the last Business Day of each month.

5.5                              Each invoice submitted to Motif in accordance with clause 5.4 shall clearly show: (i) the period in respect of which the invoice is issued; (ii) the total amount payable; (iii) the calculation of the amount payable, including attaching any invoices or other proof of payment for any expenses incurred in the provision of the Services; and (iv) the amount of any value added tax or other applicable tax which is additionally payable.

5.6                              Motif shall pay each of Amphion’s invoices for its Fees and Expenses due in accordance with this clause 5 (provided such Expenses were approved in accordance with clause 5.3). Payment in full or in part of any Fees or Expenses shall be without prejudice to any claims or rights of Motif against Amphion in respect of the provision of the Services.

5.7                              Motif shall be entitled to deduct from any Fees, Expenses or other amounts due to Amphion any sums that Amphion may owe to Motif at any time.

5.8                              For the avoidance of doubt, no Fees shall be payable in respect of any period during which the Services are not provided.

5.9                              The Parties agree that Amphion will act as an independent contractor in the performance of its duties under this Agreement. Accordingly Amphion shall be responsible for payment of all taxes arising out of its activities in accordance with this Agreement.

5.10                       In the event that for any reason Motif fails to pay when due all or any portion of any fee payable to Amphion in accordance with this Agreement, interest shall accrue and be payable on the unpaid balance from the date when first due up to and including the date when actually collected by Amphion, at a rate equal to seven per cent. (7%) per annum computed on a daily basis.

6.                                     CONFIDENTIALITY

6.1                              Save as required by applicable laws or regulations or as required by any court of competent jurisdictions, Amphion shall keep confidential, and shall procure that its officers, directors, or employees (‘Amphion Staff’) shall keep confidential any Confidential Information howsoever communicated to Amphion or Amphion Staff, which it (or they) may have or acquire (whether before or after the date of this Agreement) in connection with this Agreement.

6.2                              Amphion shall:  (i) use the Confidential Information only for the sole benefit of Motif and in furtherance of its provision of the Services pursuant to this Agreement (the “Permitted Use”); (ii) disclose the Confidential Information only to Amphion Staff and advisors who need to know the Confidential Information to accomplish the Permitted Use; and (iii) safeguard the Confidential Information with the same degree of care to avoid unauthorised disclosure as Amphion uses to protect its own Confidential Information of a similar nature; but in no case less than reasonable care.

6.3                              It is Amphion’s responsibility to ensure that any who have access to the Confidential Information will abide by the terms of this Agreement and Amphion shall require all Amphion Staff and advisers to whom Confidential Information is to be released to enter into an agreement which contains provisions at least as stringent as those contained within this clause 6.

6.4                               Confidential Information which is:

6.4.1                     publicly available or becomes publicly available other than as a result of a breach of this clause 6;

6.4.2                     lawfully in the possession of the recipient prior to its disclosure to the recipient by the disclosing party and is or becomes free from any restriction on its subsequent use or disclosure by the recipient;

6.4.3                     received in good faith by the recipient from a third party and is not knowingly used or disclosed to others by the recipient party in breach of this clause 6; and/or

6.4.4                     an announcement or disclosure to the extent required by law or by any stock exchange or governmental or other regulatory or supervisory body,

shall not be considered by the Parties to be protected by this clause 6.

6.5                              At no time shall Amphion use the Confidential Information in any respect to compete with Motif or provide such Confidential Information to a third party in order to allow or assist such third party to compete with Motif.

6.6                              Upon termination of this Agreement, Amphion shall return to Motif all of the Confidential Information, together with summaries of the Confidential Information or shall destroy such summaries at Motif’s sole discretion.

6.7                              Motif will use its best efforts to ensure the accuracy and completeness of the Confidential Information, but Motif does not make and will not be deemed to have made any warranty as to the accuracy or completeness of any of the Confidential Information.  Motif will not be liable for any damages arising out of the use of the Confidential Information disclosed hereunder.

6.8                              In the event that Amphion or anyone to whom it transmits any Confidential Information becomes legally compelled to disclose any of the Confidential Information, Amphion will provide Motif with prompt written notice before such Confidential Information is disclosed so that Motif can seek a protective order or other appropriate remedy.  In the absence of a protective order obtained by Motif or Motif’s failure to quash the legal process requiring disclosure or other measure effectively removing the legal compulsion, Amphion shall have no duty to resist the production of Confidential information and the production thereof shall not constitute a breach of this Agreement.

7.                                     INDEMNITY AND LIABILITY

Amphion will indemnify Motif against all damages, losses, costs, or expenses which result from: (i) the use of the Confidential Information by Amphion for any purpose other than the Permitted Use; (ii) disclosure of the Confidential Information by Amphion to third parties or entities; or (iii) the use of the Confidential Information by any person or entity other than Amphion, caused by the unauthorised disclosure or dissemination of same by any Amphion Staff.

8.                                     TERM AND TERMINATION

This Agreement (other than clauses 6 (Confidentiality) 7 (Indemnity and Liability) and 10(Notices and Service) which shall survive the termination of this Agreement) shall continue for an initial period of 12 months beginning on the Commencement Date (the ‘Initial Period’). Following the expiry of the Initial Period, the Agreement will terminate automatically unless renewed by the Parties by mutual agreement.

9.                                     INADEQUACY OF DAMAGES

The parties agree and acknowledge that damages alone may not be an adequate remedy for a breach of the terms of this Deed and that any innocent Party shall (subject to the discretion of the court) be entitled, without proof of special damages, to seek the remedies of injunction, specific performance or any other equitable remedy for any threatened or actual breach of any such clause.

10.                              NOTICES AND SERVICE

10.1                       Any notice to be given under this Agreement shall be in writing.  Notices may be given by personal delivery or post addressed to the other Party at its registered office for the time being, or by fax or email to the other Party’s principal fax number or email address, marked for the attention of Graham Lumsden at Motif and Richard Morgan/Robert Bertoldi at Amphion.

10.2                       Any notice given in accordance with clause 10.1 above shall be deemed to have been received:

10.2.1             if delivered by hand, at the time the notice is left at the relevant address or given to the addressee (whichever is the earlier); and

10.2.2               in the case of delivery by post, on the second business day after posting; and

10.2.3               in the case of fax or email, at the time of confirmation of successful transmission.

10.3                       Proof that the notice was properly addressed and (in the case of email and fax) successfully transmitted and (in the case of service by post) pre-paid and posted shall be sufficient evidence of service (unless, in the case of email and fax, the sender has been sent or received notification that the transmission was unsuccessful).

11.                              ENTIRE AGREEMENT

This Agreement contains the entire agreement between the parties with respect to its subject matter. Each Party acknowledges that, in entering into this Agreement, it does not do so on the basis of, and does not rely on, any representation, warranty or other statement, assurance or promise, whether made orally or in writing except as expressly provided in this Agreement.

12.                              VARIATION

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

13.                              ENFORCEABILITY

If any provision of this Agreement is held by a court or other competent authority to be invalid or unenforceable in whole or in part, this Agreement shall continue to be valid as to its other provisions and the remainder of the affected provision.

14.                              RIGHTS OF THIRD PARTIES

Any Motif Group Company may enforce any term of this Agreement which is for its benefit pursuant to the contracts (Rights of Third Parties) Act 1999 but no other person who is not a Party to this Agreement shall have any rights under the that Act to enforce any term of this Agreement.

15.                              COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which, when executed shall be an original, and all the counterparts together shall constitute one and the same instrument.

16.                              GOVERNING LAW AND JURISDICTION

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales and the parties agree to submit to the exclusive jurisdiction of the courts of England and Wales to resolve any disputes.

IN WITNESS whereof the parties have duly executed these presents the day and year first above written.

Executed by	)
MOTIF BIO PLC	)
acting by GRAHAM LUMSDEN	)
	)	/s/ Graham Lumsden
Director

Executed by	)
AMPHION INNOVATIONS US, INC.	)
acting by ROBERT BERTOLDI	)
	)	/s/ Robert Bertoldi
Director

SCHEDULE 1

DESCRIPTION OF THE SERVICES

Amphion is to provide advisory and consulting services to Motif Bio plc in relation to Motif Bio plc’s obligations as a NASDAQ listed company to include (1) investor relations and public relations, (2) shareholder communications, (3) broker and analyst management, (4) board communications, (5) insurance management, and (6) payroll, benefits and facility administration, in accordance with the rate schedule below (which may be modified by the Parties from time to time as appropriate).

Motif will be provided with workspace within Amphion’s office in NewYork and will be charged for such space separate and apart from this Advisory and Consultancy Agreement.